                                                                    EXHIBIT 4.11

                     LIMITED WAIVER AND AGREEMENT TO AMEND

          This Limited Waiver and Agreement to Amend (this "Agreement"), dated as of April 14, 1997, is entered into by and among (i) Merisel, Inc. ("Merisel"), (ii) Merisel Americas, Inc. ("Merisel Americas"), (iii) Merisel Europe, Inc. ("Merisel Europe"), (iv) the undersigned holders (each a "Consenting Lender") of loans (the "Loans") made pursuant to the Revolving Credit Agreement, dated December 23, 1993, as amended and restated as of April 12, 1996 and as subsequently amended (the "Revolving Credit Agreement"), between Merisel Americas and Merisel Europe as Borrowers, Merisel as Guarantor, the lenders party thereto and Citicorp USA, Inc. as Agent and NationsBank of Texas, N.A. as Co-Agent, (v) the undersigned holders (each a "Consenting Senior Noteholder") of the senior notes (the "Senior Notes") issued pursuant to the Amended and Restated Senior Note Purchase Agreement, dated as of December 23, 1993 and as subsequently amended (the "Senior Note Purchase Agreement"), between the noteholders party thereto and Merisel Americas, and (vi) the undersigned holders (each a "Consenting Subordinated Noteholder") of the subordinated notes (the "Subordinated Notes") issued pursuant to the Amended and Restated Subordinated Note Purchase Agreement, dated as of December 23, 1993 and as subsequently amended (the "Subordinated Note Purchase Agreement"), between the noteholders party thereto and Merisel Americas. The capitalized terms used herein have the meanings ascribed to them in this Agreement.

                                  WITNESSETH:

          WHEREAS, Merisel, Merisel Americas and Merisel Europe (collectively, the "Merisel Entities") and the Consenting Lenders, the Consenting Senior Noteholders and the Consenting Subordinated Noteholders (collectively, the "Consenting Noteholders") desire to implement a financial restructuring on the terms set forth on Appendix I hereto (the "Financial Restructuring");

          WHEREAS, in order to implement the Financial Restructuring, the Merisel Entities and the Consenting Noteholders have agreed to effect certain amendments to the Revolving Credit Agreement, the Senior Note Purchase Agreement and the Subordinated Note Purchase Agreement (collectively, the "Debt Agreements"), in each case on terms set forth on Appendix I; and

          WHEREAS, in order to facilitate the implementation of the Financial Restructuring, each of the Consenting Noteholders is prepared, on the terms and subject to the conditions of this Agreement, to waive certain defaults that may occur under the Debt Agreements, to consent to the financial restructuring of Merisel described in Appendix II (the "Parent Financial Restructuring") and to execute amendments (the "Amendments") to the applicable Debt Agree ments, which Amendments shall be in form and substance reasonably acceptable to the Consenting Noteholders.

          NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Merisel Entities and the Consenting Noteholders hereby agree as follows:

          1. Waiver and Consent. Effective as of the "Effective Date" (as defined in Section 4 of this Agreement) and so long as no "Agreement Termination Event" (as defined in Section 5 of this Agreement) shall have occurred, each of the Consenting Noteholders hereby agrees (a) to waive any default or Event of Default (as defined in the applicable Debt Agreement) that may arise from

          (i) the non-payment of interest in respect of the 12-1/2% Senior Notes due December 31, 2004 (the "Parent Notes") issued by Merisel under an indenture dated October 15, 1994 (the "Indenture"), including any exercise of remedies in respect of any such non-payment,

          (ii) the receipt by Merisel of a report from its certified public accountants on its consolidated financial statements for the 1996 fiscal year that is qualified or that expresses doubts about the ability of Merisel or its subsidiaries to continue as a going concern,

          (iii) the commencement of a case under Title 11 of the United States Code (the "Chapter 11 Proceedings") in which Merisel is named as the debtor in connection with a prepackaged Chapter 11 Plan of Reorganization (the "Prepackaged Plan") on terms consistent with the Parent Financial Restructuring,

          (iv) an exchange offer and consent solicitation (the "Exchange Offer/Consent Solicitation") of the holders of the Parent Notes on terms consistent with the Parent Financial Restructuring

          (v) any failure to comply with the provisions of Sections 7.01(h) through (l) and 7.02(i) of the Revolving Credit Agreement, Section 6.25,
     6.29 through 6.32 and 6.37 of the Senior Note Purchase Agreement and
     Section 9.10 of the Subordinated Note Purchase Agreement (to the extent that such Section 9.10 incorporates by reference the foregoing sections from the Senior Note Purchase Agreement, provided that a failure to comply
                                              --------
     is not waived to the extent that there is a failure with such provisions as proposed to be modified as set forth on Appendix I,

          (vi) failure to maintain at least $315,000,000 of accounts payable to flooring companies or sellers of inventory that are not secured by any lien, provided that at least $250,000,000 of such accounts payable shall be
           --------
     maintained not secured by any lien,

          (vii) participation in Compaq's Flexpaq program, pursuant to which liens shall be granted to Compaq solely on inventory sold by Compaq to the Merisel Entities on terms previously disclosed to the Consenting Noteholders,

          (viii) incurrence of capital leases in an aggregate amount not in excess of $5,000,000 and liens related to such leases,

          (ix) failure to report preliminary financial information and weekly and monthly cash balances, provided that the information otherwise required
                                --------
     in such reports shall be included in regular monthly financial reports,

          (x) reduction below $20,000,000 of the intercompany loan balance maintained between Merisel Americas and Merisel Canada, Inc.,

          (xi) any provision in the Debt Agreements that is in default solely because such provision pertains to Merisel Europe or Merisel FAB, Inc. or

          (xii) any default not otherwise specifically referred to herein under the Parent Notes so long as the maturity of the Parent Notes has not been accelerated.

(the Events of Default described in the foregoing clauses (i) through (xii) being referred to collectively as the "Relevant Defaults") and (b) not (i) to vote the

Loans, Senior Notes or Subordinated Notes (collectively, the "Debt"), as the case may be, in favor of an acceleration of the maturity of such Debt as a result of the occurrence of the Relevant Defaults or (ii) to direct any agent or trustee, as the case may be, to accelerate the Debt or to take any other action as a result of the occurrence of the Relevant Defaults. The Consenting Noteholders hereby consent to the transactions described in Appendix II.

          2. Agreement to Amend; Restriction on Transfer. Each of the Consenting Noteholders represents that as of the date hereof it is the beneficial owner of, and/or the investment adviser or manager for the beneficial owners of (with the power to vote and dispose of such Debt on behalf of such beneficial owners) the principal amount of Debt set forth opposite its signature hereto (for each such Consenting Noteholder, the "Relevant Debt"). Effective as of the Effective Date, each of the Consenting Noteholders hereby agrees that, subject to the conditions that (i) the disclosure statement in respect of the Prepackaged Plan or the prospectus or information circular in respect of the Exchange Of fer/Consent Solicitation contains no information in respect of the Merisel Entities' business and operations that is materially inconsistent with the information heretofore provided by Merisel to the Consenting Noteholders and (ii) the terms of the applicable Amendment are no less favorable to the Consenting Noteholder than the terms of the Financial Restructuring, it shall timely execute and deliver in respect of the Relevant Debt (and, so long as no Agreement Termination Event shall have occurred, not revoke or withdraw) the applicable Amendment, provided that (i) the Amendments with respect to the
                          --------
Revolving Credit Agreement and the Senior Note Purchase Agreement shall not become effective until they have been signed by the holders of all the Loans and all Senior Notes, respectively, and (ii) none of the Amendments shall become effective unless the Exchange Of fer/Consent Solicitation is closed on or prior to August 31, 1997 or the Prepackaged Plan has been substantially consummated on or prior to October 31, 1997. In addition, each of the Consenting Noteholders hereby agrees that, so long as this Agreement has not been terminated, it shall not sell, transfer or assign any of the Relevant Debt, or any voting interest therein, unless such transfer is compli ance with applicable securities laws and the transferee thereof agrees in writing to be bound by all the terms of this Agreement (which writing may include a trade confirmation issued by a broker or dealer, acting as principal or as agent for the transferee, stating that such agreement is a term of such transfer), and the transferor provides Merisel with a copy of such writing,in which event the applicable Merisel Entities shall be deemed to have acknowledged that its obligations to the Consenting Noteholders hereunder shall be deemed to constitute obligations in favor of such transferee, and the Merisel Entities shall confirm that acknowledgment in writing.

          3. Merisel Agreements. Merisel hereby agrees (i) promptly after the Effective Date to prepare and circulate drafts of the Amendments, (ii) subject to confirmation from counsel to the Consenting Noteholders that the Consenting Noteholders have not advised counsel that (a) the information contained in the prospectus or information circular relating to the Exchange Offer/Consent Solicitation or the disclosure statement with respect to the Prepackaged Plan in respect of Merisel's business and operations is materially inconsistent with the information provided to such Consenting Noteholders or their representatives prior to the date hereof or (b) the terms of such Exchange Offer/Consent Solicitation or such Prepackaged Plan are inconsistent with the terms of the Financial Restructuring, to execute final versions of the Amendments and (iii) to use its best efforts to cause all the conditions precedent to the effectiveness of the Amendments to be satisfied or waived at or prior to the time of the consummation of the Exchange Offer/Consent Solicitation or the Prepackaged Plan, as the case may be. The Merisel Entities agree to pay a fee, on or after the Effective Date, to each holder of a Loan or a Senior Note that executes and delivers a copy of this Agreement prior the earliest to occur of
(1) to the closing of the Exchange Offer/Consent Solicitation, (2) the substantial consummation of the Prepackaged Plan or (3) the occurrence of an Agreement Termination Event, the amount of such fee to be equal to 1-1/2% of the outstanding principal amount of such holder's Loan or Senior Note, as the case may be. Such fee shall be paid only once with respect to each Loan and each Senior Note. Holders of Loans and Senior Notes that execute copies of this Agreement (i) on or before the Effective Date shall be paid such fee when this Agreement becomes effective on the Effective Date or (ii) after the Effective Date shall be paid such fee no later than five Business Days following such execution and delivery. In the event that the Loans and/or Senior Notes are paid in full prior to the effectiveness of the applicable Amendment, the relevant Consenting Noteholder will be entitled to receive at such time and the Merisel Entities will pay, the unpaid portion, if any, of the aggregate 3.5% modification fee in respect of their respective Loans and/or Senior Notes as described in Appendix I as being due at or prior to the effectiveness of such Amendment. For the purpose of this Section 3, a "Business Day" is any day other than Saturday, Sunday or any other day on which on which banks in New York City are permitted or required to be closed. The Merisel Entities agree that, if the Loans and the Senior Notes are paid in full prior to the final stated maturity thereof, the Subordinated Notes shall be paid in full within 90 days after the last payment by the Merisel Entities to the holders of the Loans and/or the Senior Notes.

          4. Conditions to the Effective Date. The agreements of the Consenting Noteholders set forth in Sections 1 and 2 herein shall not become effective unless and until the following conditions shall have first been fulfilled (the date on which all such conditions are first fulfilled, the "Effective Date"):

               (a) The Merisel Entities and the holders of at least 60% of the outstanding principal amount of the Loans, at least 66-2/3% of the outstanding principal amount of the Senior Notes and at least 66-2/3% of the outstanding principal amount of the Subordinated Notes shall have executed and delivered this Agreement.

               (b) Merisel and holders of at least 76% of the outstanding principal amount of the Parent Notes shall have executed and delivered an agreement, in the form attached hereto as Appendix II, to
          (i) waive their right to receive the interest payments due on June 30, 1997 and December 31, 1997 in respect of the Parent Notes held by them and to tender such Parent Notes into the Exchange Offer/Consent Solicitation and/or vote their claims in respect of such Parent Notes in support of the Prepackaged Plan.

               (c) The representations and warranties of the Merisel Entities in Section 6 shall be true and correct in all material respects as of the first date on which the condition set forth in clause (a) above shall have been satisfied.

          5. Termination of Agreement. The waiver set forth in Section 1 of this Agreements as well as all other obligations of the Consenting Noteholders hereunder shall terminate automatically upon the occurrence of any "Agreement Termination Event" (as hereinafter defined), unless the occurrence of such Agreement Termination Event is waived in writing by all of the Consenting Noteholders.

          An "Agreement Termination Event" shall mean any of the following:

               (a) the Exchange Offer/Consent Solicitation shall not have been closed and the Parent Notes tendered thereunder accepted for payment, and the Amendments shall not have become effective pursuant to the terms of the Financial Restructuring, on or prior to August 31, 1997 unless such failure is a result of the commence ment of the Chapter 11 Proceedings in connection with the filing of the Prepackaged Plan on or prior to such date;

               (b) in the event that the Chapter 11 Proceedings have been commenced, the Prepackaged Plan shall not have been substantially consummated, and the Amendments shall not have become effective pursuant to their terms, on or prior to October 31, 1997;

               (c) Merisel shall have made any change in the terms of the Exchange Offer/Consent Solicitation after the commencement thereof or in the Prepackaged Plan after the commencement of the Chapter 11 Proceedings such that the terms thereof are no longer consistent with the Parent Financial Restructuring, unless such change is previously consented to by all of the Consenting Noteholders;

               (d) after the Effective Date, there occurs any "Event of Default" (other than a Relevant Default) as defined under (i) the Revolving Credit Agreement, (ii) the Senior Note Purchase Agreement,
          (iii) the Amended and Restated Receivables Purchase and Servicing Agreement, dated as of September 27, 1996, by and among Merisel Capital Funding, Inc., as Seller, Redwood Receivables Corporation, as Purchaser, Merisel Americas, Inc., as Servicer, and General Electric Capital Corporation, as Operating Agent and Collateral Agent or (iv) the Subordinated Note Purchase Agreement, and, in any such case, (a) such Event of Default has not been cured or waived within 10 days or
          (b) the indebtedness that is the subject of such Event of Default has been accelerated;

               (e) if required to effectuate the Parent Financial Restructuring, Merisel's Certificate of Incorporation shall not have been amended to provide for a sufficient increase in the number of authorized shares of its common stock to implement the Financial Restructuring on or prior to August 31, 1997;

               (f) there shall have occurred any material adverse change in the business, assets, operations or condition (financial or otherwise) of Merisel and its subsidiaries, taken as a whole; or

               (g) there shall have occurred a material breach of any representation, warranty, covenant or agreement of the Merisel Entities contained in this Agreement.

          Upon the occurrence of any Agreement Termination Event, unless such Agreement Termination Event is waived by each of the Consenting Noteholders, this Agreement shall terminate and no party hereto shall have any continuing liability or obligation to any other party hereunder, except as otherwise provided in Section 13.

          6. Representations and Warranties of the Merisel Entities. In order to induce the Consenting Noteholders to enter into this Agreement, each Merisel Entity represents and warrants to each Consenting Noteholder that the following statements are true, correct and complete:

               (a) Corporate Power and Authority. Such Merisel Entity has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under this Agreement;

               (b) Authorization. The execution and deliver of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate action by such Merisel Entity;

               (c) No Conflicts. The execution, delivery and performance by such Merisel Entity of this Agreement do not and shall not (i) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or the Certificate of Incorporation or bylaws of such Merisel Entity or any of its subsidiaries or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of such Merisel Entity or any of its subsidiaries;

               (d) Governmental Consents. The execution, delivery and performance by such Merisel Entity of this Agreement do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any Federal, state or other governmental authority or regulatory body, except such filings as may be necessary in connection with the commencement of the Exchange Offer/Consent Solicitation and/or the commencement of a proxy solicitation of Merisel's shareholders or the filing of the Prepackaged Plan;

               (e) Binding Obligation. This Agreement is the legally valid and binding obligation of such Merisel Entity, enforceable against such Merisel Entity in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability; and

               (f) Absence of Default. After giving effect to this Agreement, no event has occurred and is continuing or shall result from the consummation of the transactions contemplated by this Agreement that would constitute an Event of Default under the Indenture or the Debt Agreements, or an event that with the passage of time, the giving or notice or both would constitute an Event of Default under the Indenture or the Debt Agreements.

          7. Further Acquisition of Securities. This Agreement shall in no way be construed to preclude the Consenting Noteholders from acquiring additional Debt of the Merisel Entities. However, any such additional Debt so acquired shall automatically be deemed to be Relevant Debt and to be subject to the terms of this Agreement. This Agreement shall in no way be construed to preclude the Consenting Noteholders from acquiring any other securities of Merisel. However, the Consenting Noteholders agree that they will vote (or cause to be voted) any such additional securities in favor of the Financial Restructuring for so long as this Agreement remains in effect.

          8. Amendments. This Agreement may not be modified, amended or supplemented except in writing signed by the Merisel Entities and each of the Consenting Noteholders.

          9. Disclosure of Individual Holdings. Unless required by applicable law or regulation, the Merisel Entities shall not disclose any Consent-ing Noteholder's holdings of Relevant Debt without the prior written consent of such Consenting Noteholder; and if such announcement or disclosure is so required by law or regulation, the Merisel Entities shall afford such Consenting Noteholder a reasonable opportunity to review and comment upon any such announcement or disclosure prior to Merisel's making such announcement or disclosure. The foregoing shall not prohibit the Merisel Entities from disclosing the approximate aggregate holdings of Debt by the Consenting Noteholders as a group.

          10. Indemnification Obligations. Each of the Merisel Entities agrees that it shall fully indemnify each Consenting Noteholder and its directors, officers, employees, agents, and representatives (including, without limitation, Price Waterhouse LLP and Wachtell, Lipton, Rosen & Katz) (all the foregoing persons, together with the Consenting Noteholders, the "Indemnitees") against any claims, liabilities, actions, suits, damages, fines, judgments or expenses (including reasonable attorney's fees), brought or asserted by anyone (other than any Merisel Entity or any successor thereto with respect to asserted violations of this Agreement) arising during the course of, or otherwise in connection with or in any way related to, the negotiation, preparation, formulation, solicitation, dissemination, implementation, confirmation and consummation of the Financial Restructuring, and the transactions contemplated hereby and thereby; provided, however, that this indemnity shall not extend to any claims asserted by a Consenting Noteholder against any other Indemnitee, and provided, further, that the foregoing indemnification shall not apply to any liabilities arising from the gross negligence or willful misconduct of any Indemnitee. If any claim, action or proceeding is brought or asserted against an Indemnitee in respect of which indemnity may be sought from any Merisel Entity, the Indemnitee shall promptly notify such Merisel Entity in writing, and such Merisel Entity shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnitee, and the payment of all expenses. The Indemnitee shall have the right to employ separate counsel in any such claim, action or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnitee unless (a) any Merisel Entity has agreed to pay the fees and expenses of such counsel, or (b) the Merisel Entities shall have failed promptly to assume the defense of such claim, action or proceeding and employ counsel reasonably satisfactory to the Indemnitee in any such claim, action or proceeding, or (c) the named parties to any such claim, action or proceeding (including any impleaded parties) include both the Indemnitee and a Merisel Entity, and the Indemnitee believes in the exercise of its business judgment and in the opinion of its legal counsel that the joint representation of such Merisel Entity and the Indemnitee will likely result in a conflict of interest (in which case, if the Indemnitee notifies such Merisel Entity in writing that it elects to employ separate counsel at the expense of such Merisel Entity, such Merisel Entity shall not have the right to assume the defense of such action or proceeding on behalf of the Indemnitee). In addition, a Merisel Entity shall not effect any settlement or release from liability in connection with any matter for which the Indemnitee would have the right to indemnification from such Merisel Entity, unless such settlement contains a full and unconditional release of the Indemnitee or a release of the Indemnitee reasonably satisfactory in form and substance to the Indemnitee.

          11. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to any conflicts of law provision which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in any Federal or State court in California. By execution and delivery of this Agreement, each of the parties hereto hereby irrevocably accepts and submits itself to the nonexclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit or proceeding.

          12. Specific Performance. It is understood and agreed by each of the parties hereto that money damages would not be a sufficient remedy for any breach of this Agreement by any party and each non-breaching party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach.

          13. Survival. Notwithstanding the sale of the Relevant Debt in accordance with Section 2 hereof or the termination of the Consenting Noteholders' obligations hereunder in accordance with Section 5 hereof, the agreements and obligations of the Merisel Entities in Section 9 and Sections 10 and 12 hereof shall survive such termination and shall continue in full force and effect for the benefit of the Consenting Noteholders in accordance with the terms hereof.

          14. Headings. The headings of the Sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

          15. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the parties and their respective successors, assigns, heirs, executors, administrators and representatives. The agreements, representations and obligations of the Consenting Noteholders under this Agreement are several and not joint in all respects.

          16. Prior Negotiations. This Agreement and Appendix I supersede all prior negotiations with respect to the subject matter hereof.

          17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.

          18. No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the parties hereto and the Consenting Noteholders who have entered into agreements with the Merisel Entities substantially identical to this Agreement and no other person or entity shall be a third-party beneficiary hereof.

          19. Fees and Expenses. Until the occurrence of an Agreement Termination Event, the Merisel Entities shall continue to reimburse the Consent ing Noteholders for their out of pocket costs and expenses in respect of the fees and expenses of counsel to the holders of the Loans and the Senior Notes and counsel to the holders of the Subordinated Notes, as provided in the Revolving Credit Agreement and the Senior Note Purchase Agreement and the Subordinated Note Purchase Agreement. In addition, in the event any party brings an action against any other party based upon a breach by such other party of its obligations hereunder, the prevailing party shall be entitled to all reasonable expenses incurred, including reasonable attorney's fees in connection with such action.

          20. Amendment to Revolving Credit Agreement. The following amendment to the Revolving Credit Agreement shall become effective at the Effective Date:

          Section 11.11(a)(iv) is hereby deleted in its entirety and replaced with the following:

          "(iv) the amount of Revolving Facility Commitments of the assigning Lender being assigned to an assignee (the "Assigned Amount") shall not be less than the lesser (the "Minimum Threshold") of (x) Five Million Dollars ($5,000,000) and (y) the amount of such assigning Lenders' Revolving Commitments immediately prior to giving effect to such assignment; provided that the Assigned Amount may be less than the Minimum Threshold if the aggregate of all Assigned Amounts being assigned at substantially the same time to such assignee by such assigning Lender and other assigning Lenders. Plus Revolving Facility commitments already held such assignee, exceeds $5,000,000."

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

                              MERISEL, INC.

                                  APPENDIX I

RESTRUCTURING PROPOSAL - SENIOR DEBT

TERMS

Issuer:                      No change.
Instrument:                  No change.
Principal Amount:            No change.
Interest Rate:               No change in 1997, increasing 1/2% per quarter
                             commencing January 31, 1998 and each quarter
                             thereafter.
Amortization:                No change (except that the Issuer will make
                             reasonable efforts to apply for tax carryback
                             refunds, and all such tax refunds received will be
                             applied to amortize senior debt).
Maturity Date:               January 31, 1999.
Optional Redemption:         Redeemable at any time at par plus accrued
                             interest.
Modification Fee (in cash):
     On Signing and Receipt of 67% Approval:
                                         1.50%
                            At Closing:  2.00%
                   On January 31, 1998:  0.25%
                     On April 30, 1998:  0.50%
                      On July 31, 1998:  0.75%

RESTRUCTURING PROPOSAL - SUBORDINATED NOTES

TERMS

Issuer:  No change.
Security:                    No change.
Principal Amount:            No change.
Interest Rate:               No change in 1997, increasing 1/2% per quarter
                             commencing January 31, 1998 and continuing for the
                             three quarters thereafter.
Amortization:                No change.
Maturity Date:               The earlier of (i) no change or (ii) within 90 days
                             after repayment in full of the senior debt.
Optional Redemption:         No change.
Modification Fee:            None.

OPERATING COMPANY DEBT COVENANTS
CHANGES IN CONJUNCTION WITH EXTENSION
($ in thousands)

                                            CURRENT     PROPOSED
              COVENANT                       TEST         TEST
1    Minimum Required Accounts Payable
        Q1 1997                             $345,000         $300,000
        Q2 1997                              345,000          300,000
        Q3 1997                              345,000          330,000
        Q4 1997                              500,000          350,000
        Q1 1998                                               330,000
        Q2 1998                                               360,000
        Q3 1998                                               410,000
        Q4 1998                                               410,000
2    Accounts Payable to Inventory              0.9x             0.9x     Eliminate covenant of 1:1
                                                                          every two quarters
3    EBITSDA                                               Cumulative
                                                           ----------
        Q1 1997                             $ 11,000         $ 10,000
        Q2 1997                               12,400           20,000
        Q3 1997                               14,560           33,000
        Q4 1997                               19,280           50,000
                                                         Last Twelve Months
                                                         ------------------
        Q1 1998                                   NA         $ 56,000
        Q2 1998                                   NA           60,000
        Q3 1998                                   NA           64,000
        Q4 1998                                   NA           68,000
4    EBITSDA/(I+S)
        Q1 1997                                0.83x               NA     Until restructuring completed
        Q2 1997                                 0.89               NA
        Q3 1997                                 1.13            1.30x
        Q4 1997                                 1.44             2.00
        Q1 1998                                   NA            1.30x
        Q2 1998                                   NA             1.60
        Q3 1998                                   NA             1.60
        Q4 1998                                   NA             2.00

OPERATING COMPANY DEBT COVENANTS
CHANGES IN CONJUNCTION WITH EXTENSION
($ in thousands)

                                            CURRENT       PROPOSED
         COVENANT                            TEST           TEST
5    Capital Expenditures                   Cumulative
                                              --------
         Q1 1997                              $  4,000
         Q2 1997                                 7,000
         Q3 1997                                11,000
         Q4 1997                                13,000            $ 18,000     Unused amount carried forward
         Q1 1998                                    NA
         Q2 1998                                    NA
         Q3 1998                                    NA
         Q4 1998                                    NA            $ 27,000
6    Inventory Turnover                           9.0x                8.0x
7    Minimum Unsecured Inventory              $315,000
         Q1 1997                                                  $250,000
         Q2 1997                                                   250,000
         Q3 1997                                                   250,000
         Q4 1997                                                   300,000
         Q1 1998                                                  $250,000
         Q2 1998                                                   250,000
         Q3 1998                                                   300,000
         Q4 1998                                                   350,000
8   Audit Opinion                           Clean Opinion  1996 -- Waived
                                                           1997 -- Clean Opinion

OPERATING COMPANY DEBT COVENANTS
CHANGES IN CONJUNCTION WITH EXTENSION
($ in thousands)

                                   COVENANT
9 Ability to participate in Compaq's Flexpaq program (Requires pledging of Compaq inventory)
10 Lien covenant modified to permit capital leases up to $5.0 million for purchases on credit versus cash for systems (e.g. SAP); computer equipment; copiers, etc.
11 Debt covenant needs to be modified to permit the promissory note or capital lease associated with the lease financing.
12 Requirement to provide standard reports subject to further discussion with the Noteholders
13 Subject to Noteholder decision the Company will pay for financial advisors up to $150,000 per year for routine monitoring unless the Company is in default. The Company will continue to pay reasonable legal fees and expenses as required by the Revolving Credit Agreement and the Senior Note Purchase Agreement.
14 Eliminate requirement in Canadian guaranty to maintain $20.0 million in inter-company loan balance between Merisel Americas and Merisel Canada.
15   Remove European and FAB debt covenants and references in the agreements.

                                  APPENDIX II


                               FILED SEPARATELY